UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 17, 2008 (January 17, 2008)

GEORGIA GULF CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 Perimeter Center Place, Suite 460, Atlanta, GA		30346
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 17, 2008, Georgia Gulf Corporation announced that it had hired Gregory C. Thompson, age 52, to become chief financial officer as more fully described in the press release filed as Exhibit 99.1 hereto, which is incorporated by reference.  Mr. Thompson’s base salary will be $430,000 per annum and his annual incentive bonus target will be 65% of his base salary ($279,500), with a minimum payout of 60% ($167,700) and a maximum payout of up to 200% ($559,000) of target depending on the Company’s attainment of its financial goals.  He will be awarded a combination of restricted stock and stock options with a target value of $500,000 as of his date of employment.  He will be provided with a car, receive a supplemental retirement benefit and an annual cash perquisites allowance of $25,000, be reimbursed for relocation expenses, and receive a cash relocation bonus of $50,000.  In addition, if he is terminated within two years of his employment date, he is entitled to his base salary and bonus until the second anniversary of his employment date unless he is terminated for Cause (as defined in the Company’s change of control severance plan).  Any such payments will be offset to the extent Mr. Thompson is eligible to receive benefits under the Company’s change of control severance plan.

Item 7.01	Regulation FD Disclosure.

The information included under Item 5.02 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits	.

Number	Exhibit

99.1	Press Release, dated January 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA GULF CORPORATION

	By:	/s/ Joel I. Beerman
Name: Joel I. Beerman
Title: Vice President, General Counsel and Secretary
Date: January 17, 2008